Exhibit 10.12
EMPLOYMENT CONTRACT
The Texas Mexican Railway Company (“TexMex”) and Manuel Zulaica (“Employee”) do hereby agree as follows:
1.       Employee shall be employed by TexMex as TFM Operations Director beginning on September 16th. Either party shall have the right to terminate the Employment Contract at any time upon written notice.
2.       Employee shall perform such duties at such times and places and in such manner as TexMex may from time to time indicate. Employee shall devote his time, attention and best efforts to the transaction of the business of TexMex and TFM and shall not engage in any other employment or have any interest in any similar or competing business during the existence of this Employment Contract. Employee shall abide by the rules, regulations and policies of TexMex and TFM.
3.       TexMex shall pay to Employee a monthly salary of $15,500.00, one-half payable on the 15th and one-half payable on the last day of each month. Employee’s monthly salary may be adjusted from time to time in order to recognize individual and company performance, according to Mexican Inflation.
4.       Employee shall be provided with an Executive automobile according to company policies, life insurance, medical insurance and three (3) weeks annual vacation.
5.       TexMex may pay a yearly incentive bonus to Employee of up to six (6) months salary. The basis and amount of any such bonus shall be solely determined by TexMex.
6.       Employee will be afforded a housing allowance of a monthly amount not to exceed $2,500.00 for lodging.

7.       If Employee’s employment is terminated due to a reduction in force or for other reasons unrelated to Employee’s job performance or conduct, TexMex shall pay to Employee 3 (three) months salary as a severance benefit and 1 (one) additional month for every 18 (eighteen) months of seniority accrued in TexMex. Partial seniority should be prorated accordingly. Employee shall also be paid through the final day worked and for accrued but unused vacation. The benefits established in sections 4 and 5 above, will not be included in the severance payment.
8.       If Employee is terminated due to Employee’s job performance or conduct, Employee will not be entitled to a severance benefit or accrued vacation, but shall simply be paid through the final day worked.
8.1     If for any other reason than the clause mentioned above the contract should be terminated, either party will provide written notice to the other in no less than 6 (six) months prior to the day of termination.
9.       The Employee acknowledges the obligation to maintain the confidentiality of the Confidential and Proprietary Information, and shall not use such information for his own benefit or the benefit of a third party. Breach of these obligations will be reason for TexMex or TFM to demand legal responsibility for damages and prejudices that may arise.
9.1     The term “Confidential and Proprietary Information” means all information of any nature and in any form, whether written, oral or recorded or transmitted electronically or by tape or other similar manner, regarding the business, operations, commercial information, financial information, prospects, plans, work products, product applications, business methods or affairs, including any legally protected information, whether in copies and extracts of information and all computer-generated studies and data prepared by or for the benefit of TexMex or TFM and their affiliates, officers, employees, attorneys, consultants and any other representative in connection with the Employee’s activities in TexMex or TFM.

9.2       The Employee shall maintain the confidentiality and secrecy of the Confidential and Proprietary Information, and shall not disclose said information to its own employees, independent subcontractors, suppliers and/or customers. In addition, Employee agrees that it shall not disclose to any person or company, the existence of any transaction contemplated in connection with the Confidential and Proprietary Information, unless such disclosure is previously authorized by TexMex or TFM legal representatives.
9.3       Employee acknowledges that TexMex or TFM may be irreparably harmed and will have not adequate remedy at law if Employee breaches or fails to perform any or its obligations under this Agreement. Employee also agrees that, in addition to any other remedies which may be available to TexMex or TFM, they shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise obtain specific performance of the Employee. Employee shall be liable to TexMex for all damages, including reasonable attorneys’ fees and disbursements, in the event Confidential and Proprietary Information is made available or disclosed for his own benefit or made available or disclosed to third parties in any manner by the Employee.
9.4       At termination of Employee’s employment, the Employee should return to TexMex or TFM the properties or information of TexMex or TFM, that were assigned for his service, during the existence of the contract of employment without retaining any copies, notes or extracts.
10.       The terms of this Employment Contract may not be modified or compromised in any way unless reduced to writing and signed by both parties.
11.       This contract shall be governed by laws of the State of Texas.
12.      Employee and TexMex agree to submit any dispute concerning Employee’s employment or termination of such employment to binding arbitration in accordance with the employment dispute resolution procedures of the American Arbitration Association. Any such arbitration shall be conducted in Laredo, Texas.

The arbitrator shall have the authority to consider and rule upon any and all relevant claims and defenses and shall have the authority to grant full relief to either party as provided for in applicable state, federal or local law.
AGREED:

/s/ Manuel Zulaica	September 16th, 2003

Employee	Date
Manuel Zulaica

/s/ Mario Mohar	September 16th, 2003

Texas Mexican Railway Company	Date
Mario Mohar

/s/ Juan Vergara	September 16th, 2003

Witness	Date
Juan Vergara

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